EXHIBIT 5.1

Palmer & Dodge llp

111 Huntington Avenue At Prudential Center
Boston, MA  02199-7613

November 9, 2004

Axcelis Technologies, Inc.

108 Cherry Hill Drive

Beverly, MA 01915

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 14,673,367 shares of Common Stock, $.001 par value per share (the “Shares”), of Axcelis Technologies, Inc., a Delaware corporation (the “Company”), issuable under the Company’s 2000 Stock Plan (the “2000 Plan”).

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares.  We have examined all such documents as we consider necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that, when issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the use of our name in the Registration Statement and consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Palmer & Dodge LLP

PALMER & DODGE LLP

Main 617.239.0100  Fax 617.227.4420  www.palmerdodge.com